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                                                              EXHIBIT (a)(1)(D)

                        [EMERITUS CORPORATION LETTERHEAD]

                                     , 2001



Dear Emeritus Stock Optionees:

        On behalf of Emeritus Corporation (the "COMPANY"), I am writing to provide you with the results of the Company's recent offer to exchange outstanding options granted under the Emeritus Corporation Amended and Restated 1995 Stock Incentive Plan (the "STOCK INCENTIVE PLAN") held by current employees for new options the Company will grant under the Stock Incentive Plan (the "OFFER") and a new option agreement between you and the Company. The offer was consummated pursuant to the terms and subject to the conditions of the Company's offer to exchange dated May 9, 2001 and the related election form.

        The offer expired at 5 p.m., Pacific Standard Time, on ___________, 2001. Promptly following the expiration date of the offer and pursuant to the terms and subject to the conditions of the offer, the Company accepted for exchange on ___________ tendered options exercisable for a total of ___________ shares of common stock and cancelled all the tendered options.

        The Company has accepted for exchange and cancelled your tendered options exercisable for the number of shares of the Company's common stock set forth on Attachment A to this letter. Under the terms and subject to the conditions of the offer, you have the right to receive a new option under the Stock Incentive Plan, exercisable for the number of shares of the Company's common stock set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events that occur prior to the date on which the Company issues such new option. The new option will have substantially the same terms as your tendered options, except as follows.

        - Exercise Price. The per share exercise price of the new option will equal the higher of the fair market value of the Company's common stock on the date the Company grants the new option or $1.50 per share. THE PRICE MAY BE HIGHER, LOWER OR THE SAME AS THE EXERCISE PRICE OF THE OPTIONS YOU TENDER FOR EXCHANGE.

        - Vesting. The new option will vest 2 1/2 years from the date the Company grants the new option under the following schedule:
                33 1/3 percent will vest six months after the date of grant;
                33 1/3 percent will vest 18 months after the date of grant; and 33 1/3 percent will vest 30 months after the date of grant. The vesting schedule of the new option will not begin until the grant date of such option. In the case of disability, death or termination without cause or certain corporate transactions, the new option will be exercisable as provided in the Stock Incentive Plan.

        - Term. The term of the new option, which is the same as the term of the tendered options, is 10 years from the date of grant. Note, however, that since the new option will be granted at a later date than the tendered options, the new option will expire on a later date than the tendered options.



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        Under the terms and subject to the conditions of the offer, the Company will grant you the new option on or about _____________, 2001. At that time and as described in the offer to exchange, you will receive a new option agreement to be executed by you and the Company.

        Under the terms of the offer and the Stock Incentive Plan, you must be an employee of the Company or one of its subsidiaries from the date you tender your options for exchange through the date the Company grants you a new option. If for any reason you do not remain an employee, you will not receive a new option or any other consideration in exchange for the options that were tendered by you and cancelled by the Company.

        If you have any questions about your rights in connection with the grant of a new option, please call Tom Cranney, Director of Compensation and Benefits or Kellie Murray, Vice President, Human Resources, at (206) 298-2909 or 1-800-429-4828.

                                            Sincerely,



                                            Daniel R. Baty
                                            Chief Executive Officer



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                                  ATTACHMENT A

                             [Name of Option Holder]



     OPTION GRANT DATE                             NUMBER OF OPTION SHARES
     -----------------                             -----------------------






                                      A-1